Exhibit 107

 CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Encore Wire Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$4,814,779,546.05	0.00014760	$710,661.46
Fees Previously Paid	—		—
Total Transaction Valuation	$4,814,779,546.05
Total Fees Due for Filing			$710,661.46
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$710,661.46

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the accompanying preliminary proxy statement filed by Encore Wire Corporation (the “Company” or “Encore”) of which this Exhibit 107 is a part.

(i)	Title of each class of securities to which the transaction applies:

Common stock, par value $0.01 per share of Encore

(ii)	Aggregate number of securities to which the transaction applies:

As of the close of business on May 8, 2024, the maximum number of shares of Encore common stock to which this transaction applies is estimated to be 16,525,569 shares of Encore common stock, which consists of: (a) 15,797,183 issued and outstanding shares of Encore common stock; (b) 375,636 shares of Encore common stock subject to issuance and/or delivery pursuant to outstanding Company RSU Awards; (c) 131,250 shares of Encore common stock subject to issuance and/or delivery pursuant to outstanding Company PSU Awards; (d) 213,500 shares of Encore common stock subject to outstanding Company Option Awards; and (e) 8,000 shares of unvested Encore common stock subject to outstanding Company Restricted Stock Awards.

(iii)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on May 8, 2024, the underlying value of the transaction was calculated as the sum of: (a) the product of 15,797,183 shares of Encore common stock multiplied by the Base Consideration of $290.00; (b) the product of 375,636 shares of Encore common stock subject to issuance and/or delivery pursuant to outstanding Company RSU multiplied by the Base Consideration of $290.00, plus $29,632.54 of accrued but unpaid dividends thereon; (c) the product of 131,250 shares of Encore common stock subject to issuance and/or delivery pursuant to outstanding Company PSU Awards multiplied by the Base Consideration of $290.00, plus $2,625.00 of accrued but unpaid dividends thereon (assuming the maximum level of performance); (d) $52,717,405.00 of outstanding Company Option Awards, which is equal to the product of 213,500 shares of Encore common stock subject to outstanding Company Option Awards multiplied by the excess of the Base Consideration of $290.00 over the exercise prices of the Company Option Awards ranging from $31.62 to $51.05; (e) $27,971,660.18 of outstanding Company SAR Awards; (f) the product of 8,000 shares of unvested Encore common stock subject to outstanding Company Restricted Stock Awards multiplied by the Base Consideration of $290.00, plus $2,880.00 of accrued but unpaid dividends thereon; and (g) $3,555,333.33 of deferred cash awards outstanding (such sum, the “Total Consideration”).

(iv) In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by .00014760.